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                                                                       EXHIBIT 5



                                        March 4, 1994


(LOGO) Union Electric Company
       1901 Chouteau Avenue
       St. Louis, MO  63103

       Dear Sirs:

                I refer to the proposed issuance and sale by Union Electric Company (herein called the "Company") of aggregate stated value up to $100 million dollars of one or more new series of Preferred Stock (herein called the "New Stock").

                I understand that the Company proposes to sell the New Stock to a group of investment banking firms (herein called the "Underwriters"), who propose to make a public offering thereof, all in accordance with the terms and provisions set forth in a Registration Statement being filed by the Company on Form S-3 with the Securities Act of 1933.

                I advise you that, in my opinion:

                1. The Company is a corporation duly organized and validly existing under the laws of the State of Missouri and is legally qualified to conduct in Illinois and Iowa the businesses in which it is now engaged in those States.

                2. The issuance and sale of the New Stock will be approved by the Public Service Commission of Missouri and the Illinois Commerce Commission prior to said issuance and sale.

                3. Upon (a) the Registration Statement with respect to the New Stock becoming effective under the Securities Act of 1933, (b) the fixing by the Board of Directors of the Company of the designation and distinctive terms of the New Stock and its final authorization of the issuance and sale of the New Stock to Underwriters pursuant to the terms of a duly executed contract between the Company and the Underwriters, (c) the filing in the Office of the Secretary of State of the State of Missouri of a certificate setting forth the designation, description and terms of the New Stock executed by the proper officers of the Company,
       (d) the execution of certificates for shares of the New Stock by the proper officers of the Company, the Transfer Agent and Registrar, and (e) the
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       delivery of such certificates against full payment therefor, in accordance with such authorizations of the Board of Directors and of the above-mentioned Commissions, such shares will be validly issued, full paid and non-assessable thereto as set forth in the Articles of Incorporation of the Company.

                I hereby consent to the use of a copy of the opinion as an exhibit to the Registration Statement and to the making of the statements with respect to me under the headings "Experts" and "Legal Opinions" in the Prospectus constituting a part of the Registration Statement.

                                        Yours truly,


                                        /s/ William E. Jaudes